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                                                                    Exhibit 16.1



                              Arthur Andersen LLP
                              225 Franklin Street
                             Boston, MA 02110-2812
                               Tel. 617 330 4000
                               Fax: 617 439 9731

                                www.Andersen.com


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 30, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K of Hybridon, Inc. to be filed with the Securities and Exchange Commission with respect to the change in Hybridon's certifying accountant and are in agreement with the statements contained therein (other than the last paragraph of Item 4, as to which we express no view).


Very truly yours,



/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP


Cc: Mr. Robert Andersen, Chief Financial Officer, Hybridon, Inc.